May 29, 2001

BY EDGAR

Securities and Exchange Commission
Judiciary Plaza
450 5th Street, N.W.
Washington, D.C. 20549

Re: EMS Technologies, Inc.
Registration Statement on Form S-3

Gentlemen:

Transmitted herewith is a Registration Statement on Form S-3 of EMS Technologies, Inc. ("EMS" or "Registrant"). Funds to cover the filing fee are on deposit via Fedwire with the Commission's Mellon Bank Account.

The Registration Statement relates to shares of common stock of EMS that are to be offered for resale from time to time by one or more shareholders of EMS in accordance with the provisions of Rule 415 under the 1933 Act. No preliminary prospectus will be distributed or used prior to effectiveness of the Registration Statement, and, for that reason, the "red herring" legend is not included in the prospectus.

Any questions concerning this filing should be directed to the undersigned.

Very truly yours,

EMS TECHNOLOGIES, INC.

/s/ William S. Jacobs
-------------------------------------
William S. Jacobs
Vice President and General Counsel

As filed with the Securities and Exchange Commission on May 29, 2001

Registration No.
------------------------------------------------------------------------------------------------------------------------
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
Registration Statement Under The Securities Act of 1933

EMS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its governing instrument)

Georgia (State or other jurisdiction of incorporation or organization)	58-1035424 (I.R.S. Employer Identification No.)

660 Engineering Drive
Technology Park/Atlanta
Norcross, Georgia 30092
(770) 263-9200

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

William S. Jacobs,
General Counsel
660 Engineering Drive
Technology Park/Atlanta
Norcross, Georgia 30092
(770) 263-9200

Approximate date of commencement of proposed sale to the public: June 15, 2000

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Table of shares to be reported	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee

Common Stock	400,000 Shares	$15.63 (2)	$6,252,000.000	$1,563

  Estimated solely for the purposes of calculating the registration fee.
  Pursuant to Rule 457(c), based on the average of the high and low sales prices for the Common Stock on May 22, 2001, as reported by NASDAQ.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

400,000 Shares

EMS TECHNOLOGIES, INC.

Common Stock

The selling security holders identified in this Prospectus under "Selling Stockholders" are offering up to 400,000 shares of the Common Stock, $.10 par value, of EMS Technologies, Inc.

The sellers will sell the shares at such prices and on such terms as may be obtained at the times of sale. EMS will not receive any part of the sales proceeds.

The shares are traded in the NASDAQ National Market System under the symbol "ELMG."

---------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this Prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

----------------------------------------------------------

The date of this Prospectus is [                , 2001]

EMS Technologies, Inc.
660 Engineering Drive
Technology Park/Atlanta
Norcross, GA 30092
(770) 263-9200

WHERE YOU CAN FIND MORE INFORMATION

EMS files annual, quarterly and special reports, as well as proxy statements and other information, with the Securities and Exchange Commission. You may read and copy any of these documents at the SEC's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. EMS's SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like EMS that file electronically with the SEC. Because EMS recently changed its name, you will find its reports that were filed on or before March 15, 1999, under the name "Electromagnetic Sciences, Inc."

This prospectus is part of a registration statement on Form S-3 filed by EMS with the SEC under the Securities Act of 1933. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

The SEC allows EMS to incorporate by reference into this prospectus the information it files with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If EMS subsequently files updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

EMS is incorporating by reference the following documents that it has filed with the SEC:

  EMS's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;
  EMS's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and
  The description of EMS's common stock contained in its Registration Statement for those shares on Form 8-A, as amended on April 12, 1999, under the Securities Exchange Act.

EMS is also incorporating by reference into this prospectus all of its future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until this offering is completed.

You may obtain a copy of any of EMS's filings which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

EMS Technologies, Inc.
660 Engineering Drive
Technology Park/Atlanta
Norcross, GA 30092
Attention: Secretary
Telephone: (770) 263-9200

You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus. This offer of securities is not being made in any state or country in which the offer or sale is not permitted.

SELLING STOCKHOLDERS

The shares offered for sale by this prospectus are being offered by the sellers identified below ("Sellers"), acting as principals for their own accounts. The shares have been issued or are issuable to the Sellers by EMS under the terms and conditions of the Agreement and Plan of Merger between EMS and the Sellers, dated May 14, 2001 ("Merger Agreement"), in connection with the merger of the company formerly known as CI Wireless, Inc., a Texas corporation, into EMS. The Sellers do not currently own any other EMS shares, and the shares covered by this prospectus include all shares that may be issued to the Sellers under the Merger Agreement within two years of the closing of the merger. Under the Merger Agreement, the actual number of EMS shares that will be issued and offered for sale by the Sellers will depend on sales of product lines acquired in the merger during a three-year period, and on the shares' market price at any time that issuance and delivery of additional shares becomes due from EMS. The number of shares issued to each Seller at the closing is as follows:

David L. McKay	40,679
Carolyn R. McKay	4,294
Delaney Mohr	226
Novacap Investments Inc.	180,795

Each of the Sellers other than Novacap Investments Inc. became an employee of EMS on the date of closing. David L. McKay serves as an EMS divisional vice president, responsible for the division's engineering function.

PLAN OF DISTRIBUTION

EMS is registering the shares on behalf of the Sellers and is paying the registration costs and fees. Brokerage commissions and similar selling expenses attributable to sales will be borne by the Sellers. Sales may be effected from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call option transactions, through short sales, or a combination of these methods, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Sellers have advised EMS that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding sales, nor is there an underwriter or coordinating broker for the proposed sales.

The Sellers may sell shares directly to purchasers, or to or through broker-dealers, which may act as agents or principals, and participating broker-dealers may receive compensation in the form of discounts, concessions, or commissions, which as to a particular broker-dealer might be in excess of customary commissions.

The Sellers and any participating broker-dealers might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profits on the resale of the shares sold by them as principals might be deemed to be underwriting discounts or commissions under the Securities Act. EMS has agreed to indemnify the Sellers against certain liabilities, including liabilities arising under the Securities Act, and the Sellers may agree to similarly indemnify any participating agent, dealer, or broker-dealer.

Sales are subject to the prospectus delivery requirements of the Securities Act. Also, EMS has informed the Sellers that the anti-manipulation provisions of Regulation M under the Securities Exchange Act may apply to its sales.

Sales under this prospectus may also be made by a bona fide pledgee, including a margin lender, or by a donee or transferee in other non-sale transfers, who acquires shares from any of the Sellers. In addition, the Sellers and any such pledgee, donee other transferee may resell all or a portion of the shares in open market transactions under Securities Act Rule 144.

Upon being notified by the Sellers that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker or dealer, EMS will file a supplement to this prospectus to identify the broker-dealer and to provide other material facts. In addition, upon being notified that a pledgee, donee or other transferee intends to sell more than 500 shares, EMS will file a supplement to identify that person.

LEGAL MATTERS

William S. Jacobs, Vice President and General Counsel of EMS, has passed upon the validity of the shares offered by this prospectus.

Mr. Jacobs is an officer and employee of EMS, and he and members of his family are beneficial owners of an aggregate of 28,950 outstanding shares of EMS common stock. He also holds options to acquire 46,000 additional shares, of which options for 18,000 shares may currently be exercised.

FINANCIAL STATEMENTS AND INFORMATION

Reference is made to EMS's consolidated financial statements and the schedules thereto, and the related reports on such statements by its independent certified public accountants, contained in its Annual Report on Form 10-K for the year ended December 31, 2000.

A copy of this Annual Report may be obtained free of charge by request to EMS as set forth above under the caption "WHERE YOU CAN FIND MORE INFORMATION."

EXPERTS

EMS's consolidated financial statements and schedules as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein in reliance upon the reports of KPMG LLP and Ernst & Young LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

The consolidated financial statements of EMS Technologies Canada, Ltd. as of December 31, 2000 and 1999 and for the years then ended, have been incorporated by reference herein in reliance upon the report of Ernst & Young LLP, chartered accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Estimated expenses of the sale of the Common Stock by the Sellers (not including brokerage commissions), are as follows:

Registration fees	$1,570
NASD notification fee	4,000
Accounting fees and expenses	3,000
Miscellaneous	100
TOTAL	$8,670

All of the foregoing expenses are being borne by EMS, in accordance with the terms of the agreement governing the registration of the Common Stock for resale by the Sellers. Any direct legal and other expenses incurred by the Sellers (including brokerage commissions) are the responsibility of the Sellers and are not included in the foregoing table. With the exception of brokerage commissions, such expenses are believed to be nominal.

Item 15. Indemnification of Directors and Officers.

The Bylaws of EMS Technologies, Inc. provide that EMS will indemnify its directors and officers, and persons serving at its request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments and amounts paid in settlement actually and reasonably incurred by any such person in connection with threatened or actual actions, suits or proceedings, whether civil, criminal, administrative or investigative, to which such person becomes subject by having served in such role. Such indemnification shall be made if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of EMS and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that such person did not so act and did not have such reasonable cause to believe. With respect to actions by or on behalf of EMS, the foregoing indemnification pursuant to the Bylaws shall not be paid for judgments or amounts paid in settlement, but shall be paid for expenses; however, except as discussed below, no indemnification will be made for any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to EMS, except to the extent that a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity.

EMS will indemnify the persons discussed in the immediately preceding paragraph only when (a) its Board of Directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding, (b) if such a quorum is not obtainable, a committee, consisting of two or more directors who are not parties to the actions, suit or proceeding designated by the Board of Directors (in which designation interested directors may participate), by a majority vote, or (c) special legal counsel selected by the Board of Directors or its committee in the manner described in (a) or (b) above, or, if a quorum of the Board of Directors cannot be obtained, by a majority vote of the full Board of Directors (in which selection interested directors may participate), or (d) the shareholders, by the affirmative vote of a majority of the shares entitled to vote thereon, determine that indemnification is proper in the circumstances because the person has met the applicable standard of conduct discussed in the immediately preceding paragraph. However, expenses shall be paid by EMS as they are incurred and in advance of the final disposition of the relevant case, upon receipt of an undertaking by the director or officer to repay such amounts if it shall ultimately be determined that he or she is not entitled to be indemnified. Independent of these indemnification provisions contained in the Bylaws, the Georgia Business Corporation Code provides a statutory right to indemnification from EMS to a director who is successful in the defense of any proceeding to which he was a party because he is a director.

In addition to the foregoing indemnification provisions, the Bylaws authorize further indemnification of directors and officers. Pursuant to this provision, EMS is a party to Indemnification Agreements that provide substantially broader indemnity rights than those described above. Among other things, these Agreements provide for indemnification in respect of judgments in actions by or on behalf of EMS, and do not require, as a condition of indemnification, independent determinations that the individual met the specified standards of conduct. However, under the Agreements and applicable Georgia law, no indemnification may be paid: (i) if it is determined that the individual's conduct constituted intentional misconduct, fraud or a knowing violation of the law, or an appropriation, in violation of his or her duties, of any business opportunity of EMS; (ii) with respect to liability for distributions to shareholders in excess of amounts legally available for such distributions; or (iii) with respect to any transaction from which he or she received an improper personal benefit.

EMS maintains a directors' and officers' liability insurance policy covering certain losses arising from claims made against them by reason of wrongful acts (with certain exceptions) committed by them in their capacities as directors and officers. The insurer's limit of liability under the policy is $10 million per policy year.

Item 16. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

4.1 Second Amended and Restated Articles of Incorporation of the Registrant, effective March 22, 1999 (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000).

4.2 Bylaws of the Registrant, as amended through March 15, 1999 (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998).

4.3 EMS Technologies, Inc. Stockholder Rights Plan dated as of April 6, 1999 (incorporated by reference to Exhibit 4.1 to the Registrant's Report on Form 8-K dated April 6, 1999, as amended on April 9, 1999).

5.1 Opinion of William S. Jacobs, General Counsel to the Registrant, as to the legality of the securities being registered.

24.1 Consent of KPMG LLP.

24.2 Consent of Ernst & Young LLP.

24.3 Consent of William S. Jacobs (appears in his opinion filed as Exhibit 5.1).

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933:

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (a) (1) (i) and (a) (1) (ii) do no apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post- effective amendment, any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling person of the Registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in this City of Norcross and State of Georgia, on this 28th day of May, 2001.

EMS TECHNOLOGIES, INC.
By: /s/ Alfred G. Hansen
------------------------
Alfred G. Hansen
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed below by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

/s/	Alfred G. Hansen	President and Chief Executive Officer,	May 28, 2001
	Alfred G. Hansen	and Director (Principal Executive Officer)
/s/	Don T. Scartz	Senior Vice President and	May 28, 2001
	Don T. Scartz	Chief Financial Officer, Treasurer, and
Director (Principal Financial and Accounting Officer)
/s/	John B. Mowell	Director, Chairman of the Board	May 28, 2001
John B. Mowell

/s/	Jerry H. Lassiter	Director	May 28, 2001
Jerry H. Lassiter

/s/	Norman E. Thagard	Director	May 28, 2001
Norman E. Thagard

INDEX TO EXHIBITS

Exhibit

Number Description

4.1 Second Amended and Restated Articles of Incorporation of the Registrant, effective March 22, 1999 (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998).

4.2 Bylaws of the Registrant, as amended through March 15, 1999 (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998).

4.3 EMS Technologies, Inc. Stockholder Rights Plan dated as of April 6, 1999 (incorporated by reference to Exhibit

5.1 Opinion of William S. Jacobs, General Counsel to the Registrant, as to the legality of the securities being registered.

24.1 Consent of KPMG LLP.

24.2 Consent of Ernst & Young LLP.

24.3 Consent of William S. Jacobs (appears in his opinion filed as Exhibit 5.1).

Exhibit 5.1

May 29, 2001

EMS Technologies, Inc.
660 Engineering Drive
Technology Park/Atlanta
Norcross, Georgia 30092

Re: Registration on Form S-3 of 400,000 Shares of Common Stock for Resale

Gentlemen:

This opinion is furnished to you in connection with your registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement"), with respect to 400,000 shares of your common stock, $.10 par value per share ("Common Stock"), to be offered for resale by the shareholders named therein. I have examined such corporate records, certificates of public officials and of your officers, and such other documents and records as I have considered necessary or proper for purposes of this opinion, including that certain Agreement and Plan of Merger ("Agreement") dated May 14, 2001, by and between you and CI Wireless, Inc., Novacap Investments Inc., David L. McKay, Carolyn R. McKay, Delaney Mohr, Robert Cameron, Shane Rubin, and Richard Burns (collectively, the "Sellers").

Based upon the foregoing, and having regard to legal considerations that I deem relevant, I am of the opinion that the 400,000 shares of Common Stock covered by the Registration Statement have been duly authorized and, when issued in satisfaction of the payments due to the Sellers under the Agreement, will be validly issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to me under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

Very truly yours,

/s/ William S. Jacobs
-------------------------
William S. Jacobs

General Counsel

Exhibit 24.1

The Board of Directors
EMS Technologies, Inc.

We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

In our reports referenced above, we state that we did not audit the financial statements of EMS Technologies Canada, Ltd., a wholly-owned subsidiary, which statements were audited by other auditors whose report has been furnished to us. Our opinion, insofar as it relates to EMS Technologies Canada, Ltd., is based solely on the report of the other auditors.

KPMG LLP

Atlanta, Georgia
May 29, 2001

Exhibit 24.2

Consent of Independent Chartered Accountants

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 30, 2001, with respect to the consolidated financial statements of EMS Technologies Canada Ltd. as of the years ended December 31, 2000 and 1999 in the Registration Statement (Form S-3) and related Prospectus of EMS Technologies, Inc. for the registration of 400,000 shares of its common stock dated May 28, 2001

Ottawa, Canada ERNST & YOUNG LLP

May 28, 2001 Chartered Accountants